Gran Tierra Energy Inc. Announces Third Quarter 2013 Results

Strong Funds Flow and Production, and New Oil in Colombia

CALGARY, Alberta, November 11, 2013, Gran Tierra Energy Inc. (“Gran Tierra Energy”) (NYSE MKT: GTE, TSX: GTE), a company focused on oil and gas exploration and production in South America, today announced its financial and operating results for the quarter ended September 30, 2013. All dollar amounts are in United States (“U.S.”) dollars unless otherwise indicated.

Financial and operating highlights for the quarter include:

•
Quarterly oil and natural gas production net after royalty (“NAR”) and adjusted for inventory changes, was 21,978 barrels of oil equivalent per day (“BOEPD”), an increase of 13% from the comparable period in 2012. Production before adjustment for inventory changes in October 2013 averaged approximately 21,000 BOEPD NAR.

•	Revenue and other income for the quarter was $189.7 million, a 12% increase over the comparable period in 2012.

•
Net income for the quarter was $33.1 million, representing $0.12 per share basic and diluted, a decrease of 26% compared with net income of $44.6 million, or $0.16 per share basic and diluted, in the comparable period in 2012.

•	Funds flow from operations increased to $284.7 million in the nine months ended September 30, 2013 from $206.5 million in the comparable period in 2012.

•	Cash and cash equivalents were $353.1 million at September 30, 2013, compared with $212.6 million at December 31, 2012.

•
In Colombia, the Moqueta-11 appraisal well was drilled to the southern flank of the Moqueta structure and tested at a combined rate of almost 1,600 barrels of oil per day (“BOPD”), discovering additional oil in a new area to the south of the field's existing reserves, increasing the reserve potential of the field. Three additional appraisal wells were added to the Moqueta drilling program for 2013. The Moqueta-12 well has been spud and is drilling ahead. In addition, the Mayalito-1 exploration well in the Llanos Basin and the Corunta-1 well in the Putumayo Basin have spud and are drilling ahead.

•
In Peru, Gran Tierra Energy has completed a preliminary Front End Engineering Design (“FEED”) study for the Bretaña field development. In addition, a 382 kilometer (“km”) 2-D seismic program has been initiated to provide a more detailed map of the Bretaña structure, along with maturing a separate independent exploration lead on Block 95. Gran Tierra Energy continues to work towards booking reserves on the Bretaña structure at December 31, 2013.

•
In Brazil, Gran Tierra Energy continues to evaluate the unconventional resource opportunity in oil saturated tight sands and shales in the Recôncavo Basin. The 1-GTE-8DP-BA horizontal well was drilled and is currently suspended awaiting fracture stimulation which is planned for mid-November 2013. Operations to retest the fracture stimulation in 1-GTE-6HP-BA have been initiated. Gran Tierra Energy received a payment of $54.0 million before income taxes in connection with termination of a farm-in agreement in the Recôncavo Basin.  Gran Tierra Energy retains 100% working interest (“WI”) in these blocks; and

•	Gran Tierra Energy revised its 2013 average production projections upwards for the second time this year, to range between 21,500 and 22,500 BOEPD NAR before inventory adjustments.

“Gran Tierra Energy continues to show strong execution of its business plan with near-record production leading to a second increase in our 2013 production projections,” commented Dana Coffield, President and Chief Executive Officer of Gran Tierra Energy. “Operationally, our drilling program is extremely active with multiple wells either being tested, drilling ahead or expected to start drilling before the end of 2013. The successful testing on the Moqueta-11 well increases the known aerial extent of the oil field and significantly increases the oil column thickness, with positive implications for additional reserves in the field. In

Brazil, Gran Tierra Energy successfully cut and retrieved a core sample to further analyze the unconventional resource play where we have two tests pending, in addition to commencement of drilling a second horizontal well in a new resource play in Argentina that we recently proved. And finally, in Peru, Gran Tierra Energy is working towards booking reserves on the Bretaña structure at December 31, 2013, and intends to initiate long-term testing from Bretaña Norte 95-2-1XD in mid-2014,” concluded Coffield.

Production review

	Three Months Ended September 30, 2013				Three Months Ended September 30, 2012
(Barrels of Oil Equivalent)	Colombia	Argentina	Brazil	Total	Colombia	Argentina	Brazil	Total
Gross production	2,358,753	294,256	88,161	2,741,170	1,925,808	389,081	7,110	2,321,999
Royalties	(624,835)	(38,142)	(11,920)	(674,897)	(515,764)	(49,312)	(916)	(565,992)
Inventory adjustment	(30,329)	(6,790)	(7,105)	(44,224)	31,002	4,814	1,365	37,181
Production, NAR	1,703,589	249,324	69,136	2,022,049	1,441,046	344,583	7,559	1,793,188

Production per day, NAR (BOEPD)	18,517	2,710	751	21,978	15,664	3,745	82	19,491

	Nine Months Ended September 30, 2013				Nine Months Ended September 30, 2012
(Barrels of Oil Equivalent)	Colombia	Argentina	Brazil	Total	Colombia	Argentina	Brazil	Total
Gross production	6,818,216	946,758	255,866	8,020,840	5,290,331	1,074,797	36,376	6,401,504
Royalties	(1,791,806)	(116,022)	(32,397)	(1,940,225)	(1,377,128)	(128,705)	(4,323)	(1,510,156)
Inventory adjustment	90,805	(3,750)	(23,540)	63,515	(282,958)	(5,588)	(478)	(289,024)
Production, NAR	5,117,215	826,986	199,929	6,144,130	3,630,245	940,504	31,575	4,602,324

Production per day, NAR (BOEPD)	18,744	3,029	732	22,505	13,249	3,433	115	16,797

Financial review

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	% Change	2013	2012	% Change
Revenue and Other Income ($000s)	$189,658	$168,933	12	$563,839	$440,034	28
Net Income ($000s)	$33,057	$44,605	(26)	$138,753	$57,396	142
Net Income Per Share - Basic	$0.12	$0.16	(25)	$0.49	$0.20	145
Net Income Per Share - Diluted	$0.12	$0.16	(25)	$0.49	$0.20	145

Net income reconciled to funds flow from operations(1) is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
Funds Flow From Operations - Non-GAAP Measure ($000s)	2013	2012	2013	2012

Net income	$33,057	$44,605	$138,753	$57,396
Adjustments to reconcile net income to funds flow from operations
Depletion, depreciation, accretion and impairment	58,875	45,044	180,309	137,982
Deferred tax (recovery) expense	(8,042)	1,195	(23,791)	(8,855)
Stock-based compensation	1,697	2,932	6,113	9,854
Unrealized foreign exchange loss (gain)	1,513	(2,092)	(16,853)	14,072
Cash settlement of asset retirement obligation	(927)	—	(927)	(404)
Equity tax	(1,627)	(1,749)	(3,345)	(3,534)
Other loss	—	—	4,400	—
Funds flow from operations	$84,546	$89,935	$284,659	$206,511

(1) Funds flow from operations is a non-GAAP measure which does not have any standardized meaning prescribed under generally accepted accounting principles in the United States of America (“GAAP”). Management uses this financial measure to analyze operating performance and the income generated by Gran Tierra Energy’s principal business activities prior to the consideration of how non-cash items affect that income, and believes that this financial measure is also useful supplemental information for investors to analyze operating performance and Gran Tierra Energy’s financial results. Investors should be cautioned that this measure should not be construed as an alternative to net income or other measures of financial performance as determined in accordance with GAAP. Gran Tierra Energy’s method of calculating this measure may differ from other companies and, accordingly, it may not be comparable to similar measures used by other companies. Funds flow from operations, as presented, is net income adjusted for depletion, depreciation, accretion and impairment (“DD&A”), deferred tax recovery, stock-based compensation, unrealized foreign exchange gain or loss, settlement of asset retirement obligation, equity tax and other loss.

Third Quarter 2013 Financial Highlights

For the three and nine months ended September 30, 2013, revenue and other income increased by 12% to $189.7 million and by 28% to $563.8 million, respectively, compared with $168.9 million and $440.0 million in the corresponding periods in 2012. The positive contribution from higher production levels was partially offset by lower realized prices. In Colombia, alternative transportation arrangements to minimize the impact of pipeline disruptions, production from new wells and a decrease in oil inventory had a positive impact on production in 2013. The net inventory reduction accounted for 230 BOEPD of the production increase for the nine months ended September 30, 2013. Production during the third quarter of 2013 reflected approximately 35 days of oil delivery restrictions in Colombia.

Average realized oil prices decreased by 2% to $95.28 per barrel (“bbl”) for the three months ended September 30, 2013, from $96.75 per bbl in the comparable period in 2012, and decreased by 5% to $93.26 per bbl for the nine months ended September 30, 2013, from $98.42 per bbl in the comparable period in 2012. Average Brent oil prices for the three and nine months ended September 30, 2013, were $110.27 and $108.45 per bbl, respectively, compared with $109.61 and $112.20 per bbl in 2012. West Texas Intermediate oil prices for the three and nine months ended September 30, 2013, averaged $105.80 and $98.14 per bbl, respectively, compared with $92.27 and $96.21 per bbl in 2012.

During the three and nine months ended September 30, 2013, 38% and 39%, respectively, of the company's oil and gas volumes sold were to a customer for which the realized price is adjusted for trucking costs related to a 1,500 km route. The effect on the Colombian realized price for the three and nine months ended September 30, 2013, was a reduction of approximately $7.61 and $8.47 per barrel of oil equivalent (“BOE”) as compared with delivering all of Gran Tierra Energy's Colombian oil through the Ecopetrol S.A. (“Ecopetrol”) operated Trans-Andean oil pipeline (the “OTA pipeline”).

Operating expenses decreased by 2% to $35.6 million and increased by 23% to $108.5 million for the three and nine months ended September 30, 2013, respectively, from the comparable periods in 2012. For the three months ended September 30, 2013, the decrease in operating expenses was primarily due to a decrease in the operating cost per BOE, partially offset by increased production. For the nine months ended September 30, 2013, a decrease in the operating cost per BOE was more than offset by increased production. On a per BOE basis, operating expenses decreased by 13% to $17.60 and 8% to $17.66 for the three and nine months ended September 30, 2013, respectively, from $20.24 and $19.15 in the comparable periods in 2012. Operating expenses per BOE decreased in 2013 primarily due to lower transportation costs associated with the OTA pipeline. Transportation costs were lower due to the absence of OTA pipeline charges for volumes sold at the Costayaco battery. The trucking costs associated with the volumes sold at the Costayaco battery were a reduction of the realized price rather than recorded as transportation expenses. The estimated net effect of OTA pipeline disruptions on Colombian transportation costs for the three and nine months ended September 30, 2013, was a saving of $2.02 and $1.36 per BOE, respectively.

DD&A expenses for the three months ended September 30, 2013, increased to $58.9 million from $45.0 million in the comparable period in 2012, primarily due to increased production and an increased depletion rate. On a per BOE basis, the depletion rate increased by 16% to $29.12 from $25.12 due to increased costs in the depletable base only partially offset by increased reserves.

DD&A expenses for the nine months ended September 30, 2013, increased to $180.3 million from $138.0 million in the comparable period in 2012. The impact of increased production was partially offset by a reduction in ceiling test impairment losses. DD&A expenses for the nine months ended September 30, 2013, included a $2.0 million ceiling test impairment loss in Gran Tierra Energy's Brazil cost center. DD&A expenses for the nine months ended September 30, 2012, included a $20.2 million ceiling test impairment loss in the Brazil cost center related to seismic and drilling costs on Block BM-CAL-10. On a per BOE basis, the depletion rate was consistent with the comparable period at $29.35. Reduced Brazil cost center impairment losses and increased reserves were offset by increased costs in the depletable base.

General and administrative (“G&A”) expenses for the three months ended September 30, 2013, increased by 14% to $14.7 million from $12.9 million compared with the corresponding period in 2012. Increased employee related costs reflecting expanded operations and withholding tax on inter-company charges were partially offset by higher G&A allocations to operating expenses and capital projects within the business units. G&A expenses per BOE of $7.26 were consistent with 2012.

G&A expenses for the nine months ended September 30, 2013, decreased by 18% to $37.8 million from $46.4 million, compared with the corresponding period in 2012. Increased employee related costs reflecting expanded operations and withholding tax on inter-company charges were more than offset by higher G&A allocations to operating expenses and capital projects within the business units. G&A expenses per BOE of $6.16 were 39% lower compared with $10.08 in 2012 due to increased production and higher G&A allocations to operating expenses and capital projects within the business units.

For the three months ended September 30, 2013, the foreign exchange loss was $1.9 million and for the nine months ended September 30, 2013, the foreign exchange gain was $15.3 million. For the three months ended September 30, 2013, Gran Tierra Energy had realized foreign exchange losses of $0.4 million and an unrealized non-cash foreign exchange loss of $1.5 million. For the nine months ended September 30, 2013, Gran Tierra Energy had realized foreign exchange losses of $1.6 million and an unrealized non-cash foreign exchange gain of $16.9 million. The unrealized foreign exchange gain in the nine months ended September 30, 2013, was a result of a net monetary liability position in Colombia combined with the weakening of the Colombian Peso. This was partially offset by foreign exchange losses resulting from a net monetary asset position in Argentina and the weakening of the Argentina Peso. For the three months ended September 30, 2012, there was a foreign exchange gain of $1.3 million, comprising a $2.1 million unrealized non-cash foreign exchange gain and realized foreign exchange losses of $0.8 million. The realized foreign exchange loss primarily arose upon payment of the 2011 Colombian income tax liability during the quarter. For the nine months ended September 30, 2012, there was a foreign exchange loss of $27.9 million, comprising a $14.1 million unrealized non-cash foreign exchange loss and realized foreign exchange losses of $13.8 million. The unrealized non-cash foreign exchange loss was a result of a net monetary liability position in Colombia combined with the strengthening of the Colombian Peso and the realized foreign exchange loss primarily arose upon payment of the 2011 Colombian income tax liability during the second quarter of 2012.

Other loss of $4.4 million in the nine months ended September 30, 2013, relates to a contingent loss accrued in connection with a legal dispute in which Gran Tierra Energy received an adverse legal judgment in the first quarter of 2013. Gran Tierra Energy has filed an appeal against the judgment.

Income tax expense was $45.6 million and $109.4 million for the three and nine months ended September 30, 2013, respectively, compared with $31.4 million and $82.3 million in the comparable periods in 2012. The increases were primarily due to higher taxable income Colombia and Brazil.

Net income for the three and nine months ended September 30, 2013, was $33.1 million and $138.8 million, respectively, compared with $44.6 million and $57.4 million in the comparable periods in 2012. On a per share basis, net income decreased to $0.12 per share basic and diluted for the three months ended September 30, 2013, from $0.16 per share basic and diluted in the corresponding period in 2012. For the nine months ended September 30, 2013, net income increased to $0.49 per share basic and diluted from $0.20 per share basic and diluted in the corresponding period in 2012. For the three months ended September 30, 2013, increased oil and natural gas sales were more than offset by increased DD&A, G&A and income tax expenses and foreign exchange losses.

For the nine months ended September 30, 2013, increased oil and natural gas sales and foreign exchange gains and lower G&A expenses were partially offset by increased DD&A, operating and income tax expenses.

Balance Sheet Highlights

Cash and cash equivalents were $353.1 million at September 30, 2013, compared with $212.6 million at December 31, 2012. The increase in cash and cash equivalents during the nine months ended September 30, 2013 was primarily the result of funds flow from operations of $284.7 million, and a $64.4 million decrease in assets and liabilities from operating activities, partially offset by capital expenditures, net of proceeds from oil and gas properties, of $208.0 million.

Working capital (including cash and cash equivalents) was $289.6 million at September 30, 2013, a $67.1 million increase from December 31, 2012.

Production Highlights

Production for the third quarter of 2013 averaged approximately 22,459 BOEPD NAR before adjustment for inventory changes or 21,978 BOEPD NAR adjusted for inventory changes (97% oil), an increase of approximately 13% versus 19,491 BOEPD NAR adjusted for inventory changes in 2012. Production for the third quarter of 2013 consisted of 18,517 BOEPD NAR in Colombia (100% oil), 2,710 BOEPD NAR in Argentina (81% oil) and 751 BOPD NAR in Brazil, all adjusted for inventory changes. Production in October 2013 averaged approximately 21,000 BOEPD NAR before adjustment for inventory changes. A Petrobras strike impacted the crude oil receiving terminal used by Gran Tierra Energy in the Recôncavo basin resulting in production of approximately 800 BOPD NAR being shut in for three weeks in October 2013.

Production for the third quarter of 2013 continued at near-record levels largely due to the successful execution of measures to mitigate the impact of disruptions in the OTA pipeline in Colombia. In addition, in Colombia a decrease in oil inventory and production from new wells had a positive impact on production in the first half of 2013. As a result, Gran Tierra Energy anticipates 2013 average production to range between 21,500 and 22,500 BOEPD NAR before adjustment for inventory changes, an increase from the company's prior projections of 21,000 to 22,000 BOEPD NAR before adjustment for inventory changes. Approximately 96% of this production is expected to consist of light oil, with the balance consisting of natural gas.

Third Quarter 2013 Operational Highlights

Colombia

Chaza Block, Putumayo Basin (Gran Tierra Energy 100% WI and operator)

Moqueta Field

The Moqueta-11 appraisal well was drilled to the southern flank of the Moqueta structure and encountered oil in the T-Sandstone and Caballos formations.  The T-Sandstone formation consisted of 81 feet true vertical depth (“TVD”) gross reservoir or 65 feet TVD of net reservoir thickness. It was perforated and tested from 6,812 feet to 6,912 feet measured depth (“MD”) for 46 hours at an average rate of 802 BOPD of 27.2° API oil with a 0.3% water cut. The underlying Caballos formation consisted of 237 feet TVD gross reservoir or 144 feet TVD net reservoir thickness. It was perforated and tested from 7,043 feet to 7,333 feet MD for 65 hours at an average rate of 756 BOPD of 27.4° API oil with a 0.3% water cut.  The well was tested with a hydraulic jet pump.  The top of the Villeta T-Sandstone is approximately 290 feet lower in the Moqueta-11 well compared to the lowest known oil encountered in the field at Moqueta-7 well, suggesting the oil column is 290 feet thicker than previously defined. The gross oil column in the Villeta T-Sandstone has now grown to 765 feet and the gross oil column in the underlying Caballos reservoir has now grown to 960 feet. No significant pressure decline was witnessed.

Results to date indicate additional oil potentially exists further down the flank of the Moqueta structure. As a result, three new appraisal wells have been added to the 2013 Moqueta work program. The Moqueta-12 appraisal well began drilling on September 23, 2013, and is targeting a reservoir that is further south in a previously untested block approximately 270 feet down dip of the lowest known oil encountered at Moqueta-11. Once evaluated, a sidetrack to Moqueta-12 will then be drilled, with the latter intended to be completed as a water injector for reservoir pressure support in the main field. This well is drilling ahead, with initial results expected in November 2013.

Gran Tierra Energy intends to drill two additional wells adjacent to the Moqueta field before year-end. The Corunta-1 well spud on November 5, 2013 and is drilling in a northeast direction from the Costayaco-17 well pad targeting a downthrown fault block west of the Moqueta field. The Zapotero-1 well is expected to spud in December 2013 and target the southeastern portion of the Moqueta structure.

Guayuyaco Block, Putumayo Basin (Gran Tierra Energy 70% WI and operator, Ecopetrol 30% WI)

The Miraflor West-1 exploration well on the Guayuyaco Block, targeting the same Cretaceous sandstone reservoirs encountered at the Costayaco and Moqueta oil fields, is expected to spud in November 2013.

Llanos-22 Block, Llanos Basin (Gran Tierra Energy 45% WI, CEPSA 55% WI and non-operated)

The Mayalito-1 exploration well is drilling ahead and is expected to reach total depth in November 2013. This well is exploring a shallow prospect and will test additional deeper hydrocarbon-bearing zones encountered but not tested by the successful Ramiriqui-1 oil discovery.

Argentina

Puesto Morales Block, Neuquen Basin (Gran Tierra Energy 100% WI and operator)

With the previous announcement of the successful flow test for the PMN-1117, the first fracture stimulated horizontal well in the Loma Montosa formation of Argentina, Gran Tierra Energy spud PMN-1135, the second horizontal multi-stage fracture stimulated well in this new play. Due to a blockade by a landowner, drilling operations were suspended and approximately 100 BOEPD of production has been shut in from the Puesto Morales Este field.

Peru

Block 95 (Gran Tierra Energy 100% WI and operator)

Gran Tierra Energy has completed a preliminary FEED study for the Bretaña field development. In addition, a 382 km 2-D seismic program has been initiated to provide a more detailed map of the Bretaña structure, along with maturing a separate independent exploration lead on Block 95.

With this new data, Gran Tierra Energy continues to work towards booking reserves on the Bretaña structure at December 31, 2013. The release of Gran Tierra Energy's 2013 Bretaña reserves is expected in January 2014.

Brazil

Recôncavo Basin

Gran Tierra Energy has re-entered and is isolating the final two fracture stages at the 1-GTE-6HP-BA well, on Block REC-T-129, prior to re-testing the Gomo shale interval. The micro-seismic data acquired during the fracture stimulation at 1-GTE-6HP-BA suggested that the final two fracture stages had greater fracture heights than expected and inadvertently fracked into a lower saline water bearing zone. Results are expected before year-end.

1-GTE-7HPC-BA, a sidetrack from the 1-GTE-7HP-BA wellbore on Block REC-T-155, has been completed and is also targeting the Gomo shale oil interval. The wellbore is currently suspended and is awaiting fracture stimulation for a 440 foot horizontal section which is planned for early December 2013.

The 1-GTE-8DP-BA exploration well is a deviated well targeting the Gomo shale oil interval on Block REC-T-155. Gran Tierra Energy met its primary objective which was to cut and retrieve core from the target interval; 144 feet of core was successfully retrieved for detailed special core analysis studies to gain critical information regarding the oil shale play. The wellbore is currently suspended awaiting fracture stimulation which is planned for mid-November 2013.

Gran Tierra Energy received a net payment of $54.0 million before income taxes in connection with termination of a farm-in agreement in the Recôncavo Basin relating to Blocks REC-T-129, -142, -155 and -224.  The payment was recorded in Gran Tierra Energy’s third quarter 2013 results as a credit to its capital pool and an associated income tax expense.  Gran Tierra Energy retains 100% WI in these blocks.

2013 Work Program and Capital Expenditure Program

Gran Tierra Energy's planned capital expenditure program for its exploration and production operations in Colombia, Brazil, Peru and Argentina for 2013 has been revised to $420 million from $454 million. This includes: $218 million for Colombia; $89 million for Brazil; $25 million for Argentina; $87 million for Peru; and $1 million associated with corporate activities. The majority of the decrease in Gran Tierra Energy's capital spending is due to the deferral of the following projects to 2014: facilities work on the Jilguero Block in Colombia; the Proa-3 well in Argentina; the long-term test on the Bretaña Norte 95-2-1XD exploration well on Block 95 and the seismic program on Block 107 in Peru; and facilities work on Block REC-T-155 in Brazil. These decreases in 2013 capital spending have been partially offset by new appraisal wells planned for Colombia. The capital expenditure program allocates $239 million for drilling, $58 million for facilities, pipelines and other, $108 million for geological and geophysical expenditures, $14 million for acquisitions and $1 million for corporate activities. Of the $239 million allocated to drilling, approximately $119 million is for exploration and the balance is for appraisal and development drilling. The 2013 work program currently contemplates the drilling of nine gross wells in Colombia, three gross wells in Argentina, three gross wells in Brazil and two gross wells in Peru. The approved 2013 capital expenditure program also includes funds for 769 km of 2-D and 200 km2 of 3-D seismic acquisition programs in Colombia, Peru, Argentina and Brazil, primarily in preparation for additional exploration and production drilling operations in 2013 and beyond. The 2013 work and capital expenditure program is expected to be funded primarily from cash on hand and cash flows from operations at current production and commodity price levels.

Conference Call Information:

Gran Tierra Energy Inc. will host its third quarter 2013 results conference call on Tuesday, November 12, 2013, at 2:00 p.m. Mountain Time.

President and Chief Executive Officer, Dana Coffield, Chief Operating Officer, Shane O'Leary, and Chief Financial Officer, James Rozon, will discuss Gran Tierra Energy's financial and operating results for the quarter and then take questions from securities analysts and institutional shareholders.

Interested parties may access the conference call by dialing 1-877-474-9502 (domestic) or 1-857-244-7555 (international), pass code 30138865. The call will also be available via webcast at www.grantierra.com, www.streetevents.com, or www.fulldisclosure.com. The webcast will be available on Gran Tierra Energy's website until the next earnings call.

For interested parties unable to participate, an audio replay of the call will be available beginning two hours after the call until 11:59 p.m. on November 26, 2013.  To access the replay dial 1-888-286-8010 (domestic) or 1-617-801-6888 (international) pass code 18886425.

Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast.

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc. is an international oil and gas exploration and production company, headquartered in Calgary, Canada, incorporated in the United States, trading on the NYSE MKT (GTE) and the Toronto Stock Exchange (GTE), and operating in South America. Gran Tierra Energy holds interests in producing and prospective properties in Argentina, Colombia, Peru, and Brazil. Gran Tierra Energy has a strategy that focuses on establishing a portfolio of producing properties, plus production enhancement and exploration opportunities to provide a base for future growth. Additional information concerning Gran Tierra Energy is available at www.grantierra.com. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.

Gran Tierra Energy’s Securities and Exchange Commission filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at http://www.sedar.com.

Forward Looking Statements and Legal Advisories:

Readers are cautioned that the well-flow test results disclosed in this press release are not necessarily indicative of long term performance or of ultimate recovery.

This news release contains certain forward-looking information, forward-looking statements and forward-looking financial outlook (collectively, “forward-looking statements”) under the meaning of applicable securities laws, including Canadian Securities Administrators' National Instrument 51-102 - Continuous Disclosure Obligations and the United States Private Securities Litigation Reform Act of 1995. The use of the words “expect”, “plan”, “estimate”, “believe”, “anticipate”, “will”, “potential”, “may”,

“indicate,” “intend”, “projection”, “working toward”, derivations of these words and similar expressions are intended to identify forward-looking statements. In particular, but without limiting the foregoing, forward-looking statements include statements regarding: drilling, testing and production expectations, including without limitation, the timing of operations, the oil-bearing potential of certain reservoirs and expectations with respect to the results of drilling, testing and exploration activities; Gran Tierra Energy's planned capital program and the allocation of capital, including under the caption “2013 Work Program and Capital Expenditure Program”; expected funding of the capital program out of cash flow and cash on hand at current production and commodity price levels; Gran Tierra Energy's 2013 production expectations and projections including the anticipated product mix of such production; the potential for the addition of reserves in the Moqueta field; expectations with respect to the booking of reserves in the Bretaña structure and the timing thereof; Gran Tierra Energy's planned operations, including as described under the captions “Colombia”, “Peru”, “Brazil” and “Argentina” in the section “Third Quarter 2013 Operational Highlights”; together with all other statements regarding expected or planned development, testing, drilling, production, expenditures or exploration, or that otherwise reflect expected future results or events. Statements relating to “resources” are forward-looking statements as they involve the implied assessment, based on estimates and assumptions, that the resources described exist in the quantities predicted or estimated and can be profitably produced in the future.

The forward-looking statements contained in this news release reflect several material factors and expectations and assumptions of Gran Tierra Energy including, without limitation, assumptions relating to log evaluations, that Gran Tierra Energy will continue to conduct its operations in a manner consistent with past operations, the accuracy of resource estimates, the accuracy of testing and production results and seismic data, pricing and cost estimates, rig availability, the effects of drilling down-dip, the effects of waterflood and multi-stage fracture stimulation operations and the general continuance of current or, where applicable, assumed operational, regulatory and industry conditions. Gran Tierra Energy believes the material factors, expectations and assumptions reflected in the forward-looking statements are reasonable at this time but no assurance can be given that these factors, expectations and assumptions will prove to be correct.

The forward-looking statements contained in this news release are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements, including, among others: Gran Tierra Energy's operations are located in South America, and unexpected problems can arise due to guerilla activity, labour disruptions, technical difficulties and operational difficulties which may impact its testing and drilling operations, and the production, transportation or sale of its products; geographic, political, regulatory and weather conditions can impact testing and drilling operations and the production, transportation or sale of its products; the OTA pipeline may continue to experience disruptions and if further disruptions occur, service at the OTA pipeline may not continue on the time lines or to the capacity expected by or favorable to Gran Tierra Energy; attempts to mitigate the effect of disruptions of the OTA pipeline may not have the impact currently anticipated by Gran Tierra Energy; waterflood and multi-stage fracture stimulation operations may not have the impact, including with respect to reserve recovery improvements, currently anticipated by Gran Tierra Energy; permits and approvals from regulatory and governmental authorities may not be received in the manner or on the time lines expected or at all; and the risk that current global economic and credit market conditions may impact oil prices and oil consumption more than Gran Tierra Energy currently predicts, which could cause Gran Tierra Energy to modify its exploration, drilling and/or construction activities. Although the current capital spending program of Gran Tierra Energy is based upon the current expectations of the management of Gran Tierra Energy, there may be circumstances in which, for unforeseen reasons, a reallocation of funds may be necessary as may be determined at the discretion of Gran Tierra Energy and there can be no assurance as at the date of this press release as to how those funds may be reallocated. Should any one of a number of issues arise, Gran Tierra Energy may find it necessary to alter its current business strategy and/or capital spending program.

Accordingly, readers should not place undue reliance on the forward-looking statements contained herein. Further information on potential factors that could affect Gran Tierra Energy are included in risks detailed from time to time in Gran Tierra Energy's Securities and Exchange Commission filings, including, without limitation, under the caption “Risk Factors” in Gran Tierra Energy's Quarterly Report on Form 10-Q filed August 6, 2013. These filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at www.sedar.com.  The forward-looking statements contained herein are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included in this press release are made as of the date of this press release and Gran Tierra Energy disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities legislation.

BOE’s may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 Mcf: 1 bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. In addition, given that the value ratio based on the current price of oil as compared with natural gas is significantly different from the energy equivalent of six to one, utilizing a BOE conversion ratio of 6 Mcf: 1 bbl would be misleading as an indication of value.

Contact Information

For investor and media inquiries please contact:
Jason Crumley
Director, Investor Relations
403-265-3221
info@grantierra.com
www.grantierra.com

Basis of Presentation of Financial Results:

Gran Tierra Energy’s financial results are reported in United States dollars and prepared in accordance with generally accepted accounting principles in the United States.

Gran Tierra Energy Inc.
Condensed Consolidated Statements of Operations and Retained Earnings (Unaudited)
(Thousands of U.S. Dollars, Except Share and Per Share Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
REVENUE AND OTHER INCOME
Oil and natural gas sales	$188,974	$168,616	$561,935	$438,406
Interest income	684	317	1,904	1,628
	189,658	168,933	563,839	440,034
EXPENSES
Operating	35,588	36,295	108,505	88,115
Depletion, depreciation, accretion and impairment	58,875	45,044	180,309	137,982
General and administrative	14,673	12,896	37,840	46,394
Foreign exchange loss (gain)	1,880	(1,315)	(15,329)	27,867
Other loss	—	—	4,400	—
	111,016	92,920	315,725	300,358

INCOME BEFORE INCOME TAXES	78,642	76,013	248,114	139,676
Income tax expense	(45,585)	(31,408)	(109,361)	(82,280)
NET INCOME AND COMPREHENSIVE INCOME	33,057	44,605	138,753	57,396
RETAINED EARNINGS, BEGINNING OF PERIOD	390,369	197,805	284,673	185,014
RETAINED EARNINGS, END OF PERIOD	$423,426	$242,410	$423,426	$242,410

NET INCOME PER SHARE — BASIC	$0.12	$0.16	$0.49	$0.20
NET INCOME PER SHARE — DILUTED	$0.12	$0.16	$0.49	$0.20
WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	283,092,224	281,695,212	282,687,871	280,387,484
WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED	286,026,519	284,605,162	285,820,007	283,968,384

Gran Tierra Energy Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Thousands of U.S. Dollars, Except Share and Per Share Amounts)

	September 30, 2013	December 31, 2012
ASSETS
Current Assets
Cash and cash equivalents	$353,064	$212,624
Restricted cash	3,819	1,404
Accounts receivable	143,915	119,844
Inventory	16,404	33,468
Taxes receivable	6,069	39,922
Prepaids	5,365	4,074
Deferred tax assets	2,090	2,517
Total Current Assets	530,726	413,853

Oil and Gas Properties (using the full cost method of accounting)
Proved	790,193	813,247
Unproved	435,082	383,414
Total Oil and Gas Properties	1,225,275	1,196,661
Other capital assets	9,101	8,765
Total Property, Plant and Equipment	1,234,376	1,205,426

Other Long-Term Assets
Restricted cash	3,305	1,619
Deferred tax assets	2,076	1,401
Taxes receivable	14,608	1,374
Other long-term assets	6,746	6,621
Goodwill	102,581	102,581
Total Other Long-Term Assets	129,316	113,596

Total Assets	$1,894,418	$1,732,875
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$70,783	$102,263
Accrued liabilities	79,934	66,418
Taxes payable	88,757	22,339
Deferred tax liabilities	1,643	337
Asset retirement obligation	—	28
Total Current Liabilities	241,117	191,385

Long-Term Liabilities
Deferred tax liabilities	183,925	225,195
Equity tax payable	—	3,562
Asset retirement obligation	20,388	18,264
Other long-term liabilities	9,015	3,038
Total Long-Term Liabilities	213,328	250,059

Shareholders’ Equity
Common Stock (271,872,896 and 268,482,445 shares of Common Stock and 11,278,855 and 13,421,488 exchangeable shares, par value $0.001 per share, issued and outstanding as at September 30, 2013 and December 31, 2012, respectively)	10,020	7,986
Additional paid in capital	1,006,527	998,772
Retained earnings	423,426	284,673
Total Shareholders’ Equity	1,439,973	1,291,431

Total Liabilities and Shareholders’ Equity	$1,894,418	$1,732,875

Gran Tierra Energy Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Thousands of U.S. Dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Operating Activities
Net income	$33,057	$44,605	$138,753	$57,396
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation, accretion and impairment	58,875	45,044	180,309	137,982
Deferred tax (recovery) expense	(8,042)	1,195	(23,791)	(8,855)
Stock-based compensation	1,697	2,932	6,113	9,854
Unrealized foreign exchange loss (gain)	1,513	(2,092)	(16,853)	14,072
Cash settlement of asset retirement obligation	(927)	—	(927)	(404)
Equity tax	(1,627)	(1,749)	(3,345)	(3,534)
Other loss	—	—	4,400	—
Net change in assets and liabilities from operating activities
Accounts receivable and other long-term assets	(30,010)	(78,988)	(26,284)	(96,656)
Inventory	(1,194)	3,716	12,366	(9,769)
Prepaids	(1,500)	933	(1,291)	1,087
Accounts payable and accrued and other liabilities	1,721	2,607	(7,593)	(25,960)
Taxes receivable and payable	46,744	22,981	87,230	(59,281)
Net cash provided by operating activities	100,307	41,184	349,087	15,932

Investing Activities
(Decrease) increase in restricted cash	(651)	1,302	(4,101)	(21,704)
Additions to property, plant and equipment	(83,056)	(43,475)	(267,642)	(222,119)
Proceeds from oil and gas properties	54,024	—	59,621	—
Net cash used in investing activities	(29,683)	(42,173)	(212,122)	(243,823)

Financing Activities
Proceeds from issuance of shares of Common Stock	462	52	3,475	3,797
Net cash provided by financing activities	462	52	3,475	3,797

Net increase (decrease) in cash and cash equivalents	71,086	(937)	140,440	(224,094)
Cash and cash equivalents, beginning of period	281,978	128,528	212,624	351,685
Cash and cash equivalents, end of period	$353,064	$127,591	$353,064	$127,591

Cash	$296,520	$99,442	$296,520	$99,442
Term deposits	56,544	28,149	56,544	28,149
Cash and cash equivalents, end of period	$353,064	$127,591	$353,064	$127,591